Exhibit 99.1

Virtusa Announces Fourth Quarter and Fiscal Year 2009 Financial Results

•                  Full year 2009 revenue of $172.9 million increased 5% year-over-year; 10% in constant currency.  Full year 2009 EPS of $0.50.

•                  Fourth quarter 2009 revenue of $41.4 million decreased 8% year-over year and was flat in constant currency.  Fourth quarter EPS of $0.15.

•                  Cash, cash equivalents, short-term investments and long-term investments of $107.1 million.

Westborough, MA — (May 13, 2009) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported financial results for the fourth quarter and fiscal year 2009, ended March 31, 2009.

Fourth Quarter Fiscal 2009 Financial Results

Revenue for the fourth quarter of fiscal 2009 was $41.4 million, a decrease of 8% year-over-year and sequentially.  On a constant currency basis (1), fourth quarter revenue was flat year-over-year and decreased 4% sequentially.

Virtusa reported income from operations of $3.9 million for the fourth quarter of fiscal 2009, compared to $5.6 million for the fourth quarter of fiscal 2008 and $5.4 million in the third quarter of fiscal 2009.

Net income for the fourth quarter of fiscal 2009 was $3.6 million, or $0.15 per diluted share, compared to $5.3 million, or $0.21 per diluted share for the fourth quarter of fiscal 2008 and $6.3 million, or $0.27 per diluted share, for the third quarter of fiscal 2009.

The Company ended the fourth quarter of fiscal 2009 with $107.1 million of cash and cash equivalents, short-term investments and long-term investments. The Company generated cash from operations of $10.9 million during the fourth quarter of fiscal 2009.  Pursuant to the Company’s share repurchase program, the Company repurchased 259,800 shares for $1.5 million at an average price of $5.77 during the fourth quarter of fiscal 2009.

Full Year Fiscal 2009 Financial Results

For the fiscal year ended March 31, 2009, revenue increased 5%, to $172.9 million, compared to the fiscal year ended March 31, 2008.  On a constant currency basis (1), fiscal year 2009 revenue increased 10% year-over-year.

Virtusa reported income from operations of $10.0 million for the fiscal year 2009, compared to $19.4 million for the fiscal year 2008.

Net income for fiscal year 2009 was $12.1 million, or $0.50 per diluted share, compared to $17.8 million, or $0.76 per diluted share, for fiscal year 2008.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated “In the face of a challenging economic environment, we made good progress on our fiscal 2009 goals. We strengthened our client relationships, added a significant number of new clients, and maintained our high levels of client delight.”  Mr. Canekeratne continued, “Our value proposition continues to resonate well with clients due to our ability to drive down their costs and improve business outcomes.”

Ranjan Kalia, Chief Financial Officer, said “Our quarterly fiscal year 2009 results demonstrate our focus on improving operational effectiveness as evidenced by increased utilization, enhanced offshore effort mix and ongoing cost efficiencies.  We continued to maintain a strong balance sheet and increased our cash position to $107.1 million.”  Mr. Kalia continued, “As we look forward to fiscal 2010, we expect our clients’ budgets to remain under pressure near term, but we will stay focused on operational efficiencies and maintaining profit margins for the full fiscal year.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  First quarter 2010 revenue is expected to be in the range of $36.5 to $37.5 million, with diluted EPS of $0.05 to $0.08.

•                  Fiscal year 2010 revenue is expected to be in the range of $154.0 to $162.0 million, with diluted EPS of $0.43 to $0.53.

The Company’s first quarter and fiscal year 2010 diluted EPS estimates assume an average share count of approximately 23.6 million and 23.5 million, respectively (assuming no further exercises of stock-based awards and no impact from the share repurchase program) and assumes a stock price of $7.02, which was derived from the average closing price of the Company’s stock over the five trading days ended on May 8, 2009.  Deviations from this stock price may cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, May 13, 2009 at 5:00 pm Eastern time to discuss the Company’s fourth quarter and full year 2009 financial results, current financial guidance and other corporate developments.   To access this call, dial 888-801-6498 (domestic) or 913-312-0820 (international).  A replay of this conference call will be available through May 20, 2009 at 888-203-1112 (domestic) or 719-457-0820 (international).  The replay passcode is 4694200.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa Corporation

Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides high-value services that enhance clients’ business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

(1)  To determine year-over-year constant currency revenue for the Company’s fourth quarter of fiscal 2009, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rates in effect for each of the three months ended March 31, 2008, rather than the actual exchange rates in effect during each of the three months ended March 31, 2009.  To determine sequential revenue change in constant currency for the Company’s fourth quarter of fiscal 2009, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rates in effect for each of the three months ended December 31, 2008, rather than the actual exchange rates in effect during each of the three months period ended March 31, 2009.  To determine year-over-year constant currency revenue for the Company’s fiscal year ended March 31, 2009, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rates in effect for each month of the fiscal year ended March 31, 2008, rather than the actual exchange rates in effect for each month of the fiscal year ended March 31, 2009.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Regulation G by the Securities and Exchange Commission. Virtusa presents constant currency revenue to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1 above for further detail).  While Virtusa’s management believes that these non-GAAP revenue measures are useful in evaluating Virtusa’s revenue, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Virtusa’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things:  Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to expand its business or effectively manage growth; restrictions on immigration or changes in immigration laws; the loss of any key member of Virtusa’s senior management team, increasing competition in the IT services outsourcing industry; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period, Virtusa’s ability to attract and retain clients and meet their expectations; Virtusa’s ability to sustain profitability or maintain profitable engagements; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the US dollar and the U.K. pound sterling; and the volatility of the market price of Virtusa’s common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ending March 31, 2008, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2009	March 31, 2008
Assets:
Cash and cash equivalents	$55,698	$41,047
Short-term investments	23,333	40,816
Accounts receivable, net	28,244	34,716
Unbilled accounts receivable	4,005	4,233
Prepaid expenses	5,050	4,025
Deferred income taxes	4,139	901
Other current assets	5,668	6,349
Total current assets	126,137	132,087

Property and equipment, net	19,680	16,833
Long-term investments	28,054	17,091
Restricted cash	3,489	4,361
Deferred income taxes	5,040	4,429
Other long-term assets	4,623	5,969
Total assets	$187,023	$180,770

Liabilities:
Accounts payable	$5,499	$3,726
Accrued employee compensation and benefits	9,520	10,424
Accrued expenses - other	15,128	8,375
Deferred revenue	1,016	351
Income taxes payable	151	403
Total current liabilities	31,314	23,279
Long-term liabilities	3,123	1,657
Total liabilities	34,437	24,936

Stockholders’ equity	152,586	155,834
Total liabilities and stockholders’ equity	$187,023	$180,770

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except per share amounts, unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenue	$41,437	$45,040	$172,942	$165,198
Costs of revenue	23,402	24,904	105,100	92,847
Gross profit	18,035	20,136	67,842	72,351
Total operating expenses	14,132	14,521	57,864	52,972

Income from operations	3,903	5,615	9,978	19,379

Other income (expense)
Interest income, net	559	1,271	2,643	3,917
Foreign currency transaction gains (losses)	(172)	(173)	293	(732)
Other, net	(110)	65	(48)	64
Total other income	277	1,163	2,888	3,249

Income before income tax expense	4,180	6,778	12,866	22,628
Income tax expense	562	1,519	809	4,857

Net income	$3,618	$5,259	$12,057	$17,771

Net income per share of common stock:
Basic	$0.16	$0.23	$0.53	$0.83
Diluted	$0.15	$0.21	$0.50	$0.76
Weighted average number of common shares outstanding
Basic	22,494,944	22,932,631	22,763,759	21,368,470
Diluted	23,605,593	24,773,046	24,136,716	23,282,663

Media Contact:
Susan Hartzell
ICR
susan.hartzell@icrinc.com, 203-682-8238

Investor Contact:
Staci Strauss Mortenson or Kori Doherty
ICR
staci.mortenson@icrinc.com, 203-682-8273
kori.doherty@icrinc.com, 617-956-6730